Exhibit 10.34

EXECUTION VERSION

US$1,000,000,000
FIVE-YEAR CREDIT AGREEMENT
dated as of
November 10, 2015,
among
DOVER CORPORATION,
The BORROWING SUBSIDIARIES Party Hereto,
The LENDERS Party Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_______________________
Bank of America, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents,

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

ARTICLE II

The Credits

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Corporate Existence and Power	54
SECTION 3.02.	Corporate and Governmental Authorization; No Contravention	54

ARTICLE IV

CONDITIONS

SECTION 4.01.	Effectiveness	58
SECTION 4.02.	Each Credit Event	58
SECTION 4.03.	Joinder of and Initial Credit Event for each Borrowing Subsidiary	59

ARTICLE V

COVENANT

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	65
SECTION 6.02.	Notice of Default	67

ARTICLE VII

THE AGENT

SECTION 7.01.	Appointment and Authorization	68
SECTION 7.02.	Agent and Affiliates	68

ARTICLE VIII

GUARANTEE

ARTICLE IX

MISCELLANEOUS

Schedule 2.01	—	Commitments

Schedule 2.19	—	Borrowing Subsidiary Approved Jurisdictions

Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	Form of Borrowing Subsidiary Agreement

Exhibit B-2	—	Form of Borrowing Subsidiary Termination

Exhibit C	—	Form of Opinion of Counsel for the Company

Exhibit D	—	Form of Borrowing Subsidiary Opinion

Exhibit E	—	Form of Note

Exhibit F	—	Form of Accession Agreement

Exhibit G-1	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit G-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit G-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit G-4	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit H	—	Form of Notice of Borrowing

FIVE-YEAR CREDIT AGREEMENT dated as of November 10, 2015 (this “Agreement”), among DOVER CORPORATION, the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Agent.
The Company (such term, and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article I) has requested the Lenders to extend credit to enable the Borrowers to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of the US Dollar Equivalent of US$1,000,000,000 at any time outstanding. The proceeds of borrowings hereunder are to be used for working capital and general corporate purposes.
The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.
Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.02	Definitions. The following terms, as used herein, have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate per annum determined by reference to the Alternate Base Rate.
“Accession Agreement” has the meaning set forth in Section 2.07(d).
“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form supplied by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Lender.
“Affiliate” means, at any time, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time.
“Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity, together with, to the extent provided in Section 7.09, any Agent Designee. Unless the context requires otherwise, the term “Agent” shall include any Affiliate of JPMCB through which JPMCB shall perform any of its obligations in such capacity hereunder.
“Agent Designee” has the meaning set forth in Section 7.09.
“Agreed LC Currency” means, as to each Issuing Bank, any currency (other than US Dollars or a Designated Foreign Currency) approved in writing by such Issuing Bank and the Agent, so long as such other currency is freely traded and convertible into US Dollars in the London or other offshore interbank market for such currency and a US Dollar Equivalent thereof can be calculated.
“Agreement” has the meaning specified in the preamble hereto.
“Agreement Currency” has the meaning set forth in Section 9.10(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for US Dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery, money laundering or corruption.
“Applicable Creditor” has the meaning set forth in Section 9.10(b).
“Applicable Funding Account” means, as to each Borrower, the applicable account that shall be specified in a written notice signed by a Financial Officer of such Borrower and delivered to and approved by the Agent.
“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its ABR Loans, its Domestic Lending Office and (b) in the case of its Eurocurrency Loans, its Eurocurrency Lending Office.
“Applicable Rate” means, for any day, with respect to any LIBOR, EURIBOR, CDOR or STIBOR Loan, any ABR Loan or the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR/CDOR/STIBOR Spread”, “ABR Spread”, or “Facility Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	LIBOR/EURIBOR/ CDOR/STIBOR Spread	ABR Spread	Facility Fee Rate
Category 1 Aa3/AA- or higher	0.580%	0.000%	0.045%
Category 2 A1/A+	0.695%	0.000%	0.055%
Category 3 A2/A	0.805%	0.000%	0.070%
Category 4 A3/A-	0.910%	0.000%	0.090%
Category 5 Baa1/BBB+ or lower	1.000%	0.000%	0.125%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless (A) one of the two ratings is two or more Categories lower than the other and neither rating is in Category 5, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings or (B) either rating is or is deemed to be in Category 5, in which case the Applicable Rate shall be determined by reference to Category 5 and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in their capacities as the joint lead arrangers and joint bookrunners for the credit facility provided for herein.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.05, and accepted by the Agent, in the form of Exhibit A.
“Availability Period” means the period from and including the date on which the conditions set forth in Section 4.01 have been satisfied to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“BofA” means Bank of America, N.A.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means the Company or any Borrowing Subsidiary.
“Borrowing” means Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of LIBOR Loans, EURIBOR Loans, CDOR Loans or STIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$10,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the smallest amount of such currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$10,000,000.
“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 1,000,000 units of such currency.
“Borrowing Subsidiary” means, at any time, each Subsidiary that (a) is named on the signature pages to this Agreement or (b) has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.19, and that has not ceased to be a Borrowing Subsidiary as provided in such Section.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.
“Borrowing Subsidiary Approved Jurisdiction” means any jurisdiction listed on Schedule 2.19 or any other jurisdiction approved in writing by all of the Lenders to be a “Borrowing Subsidiary Approved Jurisdiction.”

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros, (c) when used in connection with a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and (d) when used in connection with a STIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Stockholm.
“Canadian Dollars” or “C$” means the lawful money of Canada.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDO Rate.
“CDO Rate” means, with respect to any CDOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Company; or (b)  during any period of 12 consecutive months after the Effective Date, a majority of the members of the board of directors of the Company cease (other than by reason of death or disability) to be composed of individuals (i) who were members of the board on the first day of such period, (ii) whose election, appointment or nomination to the board was approved by individuals referred to in cause (i) above constituting at the time of such election or nomination at least a majority of the board or (iii) whose election, appointment or nomination to the board was approved by individuals referred to in clauses (i) and/or (ii) above constituting at the time of such election or nomination at least a majority of the board.  For purposes of determining a majority of the members of the board of directors, vacant seats shall not be included.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning set forth in Section 9.11.
“CITI” means Citibank, N.A.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche One Loans or Tranche Two Loans, and (b) any Commitment, refers to whether such Commitment is a Tranche One Commitment or a Tranche Two Commitment.
“Closing Date” means the date of this Agreement.
“Commitments” means the Tranche One Commitments and the Tranche Two Commitments.
“Company” means Dover Corporation, a Delaware corporation, its successors and permitted assigns in accordance with Section 9.05.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period and (v) any non-cash charges for such period related to plant closings or other restructurings of operations or to the writedown of assets (excluding, for the avoidance of doubt, any additions to bad debt reserves or bad debt expense and any such non-cash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (but excluding therefrom any portion thereof attributable to any non-controlling interest in any Subsidiary); provided that there shall be excluded (a) the income of any Subsidiary in which any Person (other than the Company or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that the organizational documents and indentures, agreements and other instruments binding upon such Subsidiary do not restrict the ability of such Subsidiary to declare and pay dividends or other distributions to the Company or any of the Subsidiaries in an amount at least equal to such income, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary and (c) without limiting anything in Section 1.02, the net impact of cumulative changes to GAAP.
“Consolidated Net Interest Expense” means for any period for which such amount is being determined, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’

acceptance financings and net costs under interest rate protection agreements (including amortization of discount) all as determined on a consolidated basis in accordance with GAAP, minus the total interest income of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means at any date the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries determined as of such date.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.
“Control” means, for a specified Person, the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “Controls” have meanings correlative thereto.
“Credit Exposure” means a Tranche One Credit Exposure or a Tranche Two Credit Exposure.
“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts which, at such date, have been paid under a letter of credit or similar instrument, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (g) all Debt of others Guaranteed by such Person.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Agent or any Lender or Issuing Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any Lender or Issuing Bank made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such requesting party’s receipt of such certification, or (d) has become the subject of a Bankruptcy Event.
“Designated Foreign Currency” means Euro, Sterling, Canadian Dollars and Swedish Kronor.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending office by notice to the Company and the Agent.
“Effective Date” means the date on which the conditions set forth in Section 4.01 shall be satisfied or waived.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), or the Company or any Subsidiary.
“Environmental Laws” means any and all federal, state, local and foreign governmental (whether executive, legislative or judicial) statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment or exposure to Hazardous Substances on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Company, any Consolidated Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Consolidated Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.
“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.
“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.
“Eurocurrency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurocurrency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by notice to the Company and the Agent. A Lender may designate different offices, branches or affiliates as Eurocurrency Lending Offices with respect to Loans to different Borrowers or in different currencies.
“Events of Default” has the meaning set forth in Section 6.01.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or under any Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA. For purposes of this definition, a Lender shall be deemed to have acquired its interest in any Loan at the time it acquired the Commitment pursuant to which it made such Loan.
“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of November 10, 2011, among the Company, the Borrowing Subsidiaries party thereto, the lenders party thereto and JPMCB, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of the such Person.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, then a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, then a Lender, with respect to such Borrower, that is resident for tax purposes or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles applied in the United States.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including but not limited to petroleum, its derivatives and by-products.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of any Hedging Agreement of the Company or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Company or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.
“Increasing Lender” has the meaning set forth in Section 2.07(d).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.
“Interest Election Request” means a request by the relevant Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any LIBOR Borrowing EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing denominated in any currency, any EURIBOR Borrowing, any CDOR Borrowing, or any STIBOR Borrowing, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day; provided that if such rate would be less than zero, such rate shall be deemed to be zero.
“Issuing Bank” means (a) each of JPMCB, BofA and WFNA and (b) each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Agreement” has the meaning set forth in Section 2.04(j).
“JPMCB” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning set forth in Section 9.10(b).
“LC Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04. The initial LC Commitment of each of JPMCB, BofA and WFNA is US$45,000,000, and the initial LC Commitment of each other Issuing Bank is set forth in its Issuing Bank Agreement.
“LC Disbursement” means a Tranche One LC Disbursement or a Tranche Two LC Disbursement.

“LC Exposure” means, at any time, the sum of the Tranche One LC Exposure and the Tranche Two LC Exposure at such time.
“Letter of Credit” means any Tranche One Letter of Credit or Tranche Two Letter of Credit. The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that the amount of any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Lender” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as provided in Section2.07(d), other than any such Person that shall have ceased to be a party hereto pursuant to Section 9.05(c).
“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest, or any encumbrance or other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means a loan made by a Lender to a Borrower hereunder.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Accession Agreement and each promissory note delivered pursuant to this Agreement.
“Loan Party” means the Company or any Borrowing Subsidiary.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in Sterling, Euro or Swedish Kronor, London time and (c) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time.
“Material Debt” means (other than any amounts owed hereunder) Debt of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount the US Dollar Equivalent of which exceeds US$150,000,000.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of US$150,000,000.
“Material Subsidiary” means at any time (a) any Borrowing Subsidiary or (b) any other Subsidiary, except Subsidiaries which, if aggregated and considered as a single Subsidiary, would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.
“Maturity Date” means November 10, 2020.
“Maximum Rate” has the meaning set forth in Section 9.11.
“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which (i) any member of the ERISA Group is then making or accruing an obligation to make contributions or (ii) at any time within the preceding five plan years, any Person, which was at such time a member of the ERISA Group, made contributions.
“New York Fed” means the Federal Reserve Bank of New York.
“Notice of Borrowing” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Obligations” means (a)(i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments required to be made by any Borrower under this Agreement in respect of reimbursement of LC Disbursements and interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower under this Agreement or any other Loan Document and (b) all obligations of the Borrowers under each Hedging Agreement (i) existing on the Closing Date with a counterparty that is a Lender on such date (or an Affiliate of such a Lender) or (ii) entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Parent” means, with respect to any Lender, any Person Controlling such Lender.
“Participant” has the meaning set forth in Section 9.05(b).
“Participant Register” has the meaning set forth in Section 9.05(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Government Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is sponsored, maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been sponsored, maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Platform” has the meaning set forth in Section 9.17(b).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“Quotation Day” means (a) with respect to any currency (other than Sterling or Canadian Dollars) for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling or Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).
“Recipient” means the Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Bank” means each of JPMCB, CITI and WFNA.
“Reference Bank Rate” means the arithmetic mean (rounded upwards to four decimal places) of the applicable rates set forth below supplied to the Agent at its request by the Reference Banks as of the Specified Time on the Quotation Day for Loans in the applicable currency for the applicable Interest Period:
(a)in relation to Loans in any of US$, £ or €, the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant Interest Period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period;

(b)in relation to Loans in C$, the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks that are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant Interest Period; and

(c)in relation to Loans in SEK, as the rate at which the relevant Reference Bank could borrow funds in the Stockholm interbank market in SEK and for the relevant Interest Period, were it to do so by asking for and accepting interbank offers in SEK and for that period;

provided, that, if any Reference Bank Rate would otherwise be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Refunding Borrowing” means a Borrowing which, after application of the proceeds thereof, results in no net increase in the Credit Exposure of any Lender.
“Register” has the meaning set forth in Section 9.05(c)(iv).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.
“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees and agents of any of the foregoing.
“Relevant Interbank Market” means (a) with respect to any currency (other than Euros, Canadian Dollars or Swedish Kronor), the London interbank market, (b) with respect to Euros, the European interbank market, (c) with respect to Canadian Dollars, the Toronto interbank market and (d) with respect to Swedish Kronor, the Stockholm interbank market.
“Required Lenders” means at any time Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion), (c) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances with a tenor equal to the relevant period as displayed on the Reuters screen page that displays such rate (currently CDOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion) and (d) in respect of the STIBOR Rate for any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other Person that takes over the administration of that rate) for deposits in Swedish Kronor with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently [ ]) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion); provided that (i) if any Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero and (ii) if, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate and (iii) if no Screen Rate can be determined as provided above in this definition but quotes from at least two Reference Banks for the applicable currency and Interest Period can be obtained, then the Screen Rate will be deemed to equal the applicable Reference Bank Rate; provided that the Agent will not disclose to any party hereto (A) the rates quoted by the individual Reference Banks or (B) if one or more of the Reference Banks shall not have quoted a rate, the fact that the Eurocurrency Base Rate is being determined on the basis of the rates quoted by fewer than all the Reference Banks.

“Specified Time” means (a) with respect to the LIBO Rate or the STIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time and (c) with respect to the CDO Rate, 10:15 a.m. Toronto time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful money of the United Kingdom.
“STIBO Rate” means, with respect to any STIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.
“STIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the STIBO Rate.
“Subsidiary” means, at any time, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or to manage such corporation or other entity are at the time directly or indirectly, through one or more intermediaries, owned by the Company.
“Swedish Kronor” or “SEK” means the lawful money of the Kingdom of Sweden.
“Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, National Association.
“TARGET 2” means the second generation of the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Tranche One Commitments, the Tranche One Loans and the Tranche One Letters of Credit (“Tranche One”) and (b) the Tranche Two Commitments, the Tranche Two Loans and the Tranche Two Letters of Credit (“Tranche Two”).
“Tranche One” has the meaning set forth in the definition of the term “Tranche”.
“Tranche One Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche One Loans pursuant to Section 2.01(a) and to acquire participations in Tranche

One Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche One Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.07 or assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Tranche One Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or acquired its Tranche One Commitment, as the case may be. The aggregate amount of the Tranche One Commitments on the Closing Date is US$[ ].
“Tranche One Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Lender’s outstanding Tranche One Loans and (b) such Lender’s Tranche One LC Exposure.
“Tranche One LC Disbursement” means a payment made by an Issuing Bank pursuant to a Tranche One Letter of Credit.
“Tranche One LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Tranche One Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all Tranche One LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The Tranche One LC Exposure of any Tranche One Lender at any time shall be its Tranche One Percentage of the total Tranche One LC Exposure at such time.
“Tranche One Lender” means a Lender with a Tranche One Commitment or a Tranche One Credit Exposure.
“Tranche One Letter of Credit” means a Letter of Credit issued under Section 2.04 and designated as a Tranche One Letter of Credit in the request therefor submitted by the applicable Borrower.
“Tranche One Loans” means Loans made by the Tranche One Lenders pursuant to Section 2.01(a).
“Tranche One Percentage” means, with respect to any Tranche One Lender at any time, the percentage of the aggregate Tranche One Commitments represented by such Tranche One Lender’s Tranche One Commitment at such time; provided that if the Tranche One Commitments have expired or been terminated, the Tranche One Percentages shall be determined on the basis of the Tranche One Commitments most recently in effect, giving effect to any assignments.
“Tranche Percentage” means a Tranche One Percentage or a Tranche Two Percentage, as the case may be.
“Tranche Two” has the meaning set forth in the definition of the term “Tranche”.
“Tranche Two Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche Two Loans pursuant to Section 2.01(b) and to acquire participations in Tranche Two Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche Two Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.07 or assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Tranche Two Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or acquired its Tranche Two Commitment, as the case may be. The aggregate amount of the Tranche Two Commitments on the Closing Date is US$[ ].

“Tranche Two Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Lender’s outstanding Tranche Two Loans and (b) such Lender’s Tranche Two LC Exposure.
“Tranche Two LC Disbursement” means a payment made by an Issuing Bank pursuant to a Tranche Two Letter of Credit.
“Tranche Two LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Tranche Two Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all Tranche Two LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The Tranche Two LC Exposure of any Tranche Two Lender at any time shall be its Tranche Two Percentage of the total Tranche One LC Exposure at such time.
“Tranche Two Lender” means a Lender with a Tranche Two Commitment or a Tranche Two Credit Exposure.
“Tranche Two Letter of Credit” means a Letter of Credit issued under Section 2.04 and designated as a Tranche Two Letter of Credit in the request therefor submitted by the applicable Borrower.
“Tranche Two Percentage” means, with respect to any Tranche Two Lender at any time, the percentage of the aggregate Tranche Two Commitments represented by such Tranche Two Lender’s Tranche Two Commitment at such time; provided that if the Tranche Two Commitments have expired or been terminated, the Tranche Two Percentages shall be determined on the basis of the Tranche Two Commitments most recently in effect, giving effect to any assignments.
“Tranche Two Loans” means Loans made by the Tranche Two Lenders pursuant to Section 2.01(b).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate, the STIBO Rate or the Alternate Base Rate.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“US Dollars” or “US$” refers to lawful money of the United States of America.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Agent pursuant to Section 1.04 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“WFNA” means Wells Fargo Bank, National Association.
SECTION 1.02    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent registered public accounting firm) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.
SECTION 1.03    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “LIBOR Loan” or “LIBOR Borrowing”).
SECTION 1.04    Currency Translation. The Agent shall determine the US Dollar Equivalent of any Borrowing denominated in a currency other than US Dollars as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is two Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing or Letter of Credit. Notwithstanding the foregoing, for purposes of any determination under Article V (other than Section 5.07) or Article VI or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 5.07, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates most recently used in preparing the Company’s annual and quarterly financial statements.
SECTION 1.05    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
ARTICLE II

The Credits

SECTION 2.01 Commitments. (a) Tranche One Commitments. Subject to the terms and conditions set forth herein, each Tranche One Lender agrees to make Tranche One Loans denominated in US Dollars, Sterling, Euro, Canadian Dollars or Swedish Kronor to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Tranche One Credit Exposures exceeding the aggregate Tranche One Commitments or (B) the Tranche One Credit Exposure of any Lender exceeding its Tranche One Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche One Loans.

(b)         Tranche Two Commitments. Subject to the terms and conditions set forth herein, each Tranche Two Lender agrees to make Tranche Two Loans denominated in US Dollars, Sterling, Euro or Canadian Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Tranche Two Credit Exposures exceeding the aggregate Tranche Two Commitments or (B) the Tranche Two Credit Exposure of any Lender exceeding its Tranche Two Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche Two Loans.

SECTION 2.02    Loans and Borrowings. (a) Each Tranche One Loan shall be made as part of a Tranche One Borrowing consisting of Tranche One Loans of the same Type and currency made by the Tranche One Lenders ratably in accordance with their respective Tranche One Commitments. Each Tranche Two Loan shall be made as part of a Tranche Two Borrowing consisting of Tranche Two Loans of the same Type and currency made by the Tranche Two Lenders ratably in accordance with their respective Tranche Two Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Section 2.12, (i) each Borrowing denominated in US Dollars shall be comprised entirely of LIBOR Loans or ABR Loans, (ii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Loans, (iii) each Borrowing denominated in Sterling or any Alternative Currency shall be comprised entirely of LIBOR Loans and (iv) each Borrowing denominated in Swedish Kronor shall be comprised entirely of STIBOR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         At the commencement of each Interest Period for any LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000; provided that an ABR Borrowing under any Tranche may be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type may be outstanding at the same time.
(d)        Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings. To request a Borrowing, the applicable Borrower or the Company on behalf of the applicable Borrowing Subsidiary shall deliver to the Agent a written Notice of Borrowing (in a form substantially as set forth in Exhibit H and signed by a Financial Officer of the Company) (a) in the case of a LIBOR Borrowing, a EURIBOR Borrowing, a CDOR Borrowing or a STIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing. Each such Notice of Borrowing shall specify the following information in compliance with Section 2.02:
(d)the Borrower requesting such Borrowing;

(e)the Tranche under which such Borrowing is to be made;

(f)the currency and the principal amount of such Borrowing;

(g)the date of such Borrowing, which shall be a Business Day;

(h)the Type of such Borrowing;

(i)in the case of a LIBOR Borrowing, a EURIBOR Borrowing, a CDOR Borrowing or a STIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(j)the Applicable Funding Account or, in the case of any ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement.

Any Notice of Borrowing that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Agent if such failure is not corrected promptly after the Agent shall give written notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue (or to amend, renew or extend) Tranche One Letters of Credit or Tranche Two Letters of Credit denominated in US Dollars, any Designated Foreign Currency or any Agreed LC Currency, in each case for its own account, in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that no Issuing Bank, other than JPMCB, BofA and WFNA, will be required to issue Letters of Credit denominated in any currency not set forth in such Issuing Bank’s Issuing Bank Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit, other than an automatic renewal permitted pursuant to paragraph (c) of this Section)), a Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is to be a Tranche One Letter of Credit or a Tranche Two Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$250,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate Tranche One Credit Exposures shall not exceed the aggregate Tranche One Commitments, (iv) the Tranche One Credit Exposure of any Lender will not exceed its Tranche One Commitment, (v) the aggregate Tranche Two Credit Exposures shall not exceed the aggregate Tranche Two Commitments and (vi) the Tranche Two Credit Exposure of any Lender will not exceed its Tranche Two Commitment. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (B) any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date and which such Issuing Bank in good faith deems material, (C) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which such Issuing Bank in good faith deems material or (D) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Agent written notice thereof as contemplated in this Section.

(c)         Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring pursuant to the terms of such Letter of Credit by giving notice to the beneficiary not less than 30 days in advance of such renewal.

(d)         Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Tranche One Lender or Tranche Two Lender, as applicable, and each Tranche One Lender or Tranche Two Lender, as applicable, hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche One Lender or Tranche Two Lender, as applicable, hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, in the currency of the applicable Letter of Credit (or in US Dollars if (i) such Letter of Credit is a Tranche Two Letter of Credit and the currency of such Letter of Credit is Swedish Kronor or (ii) the currency of such Letter of Credit is an Agreed LC Currency), such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Tranche One Commitments or Tranche Two Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Tranche One Commitments or Tranche Two Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(f)         Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 1:30 p.m., New York City time, on such Business Day or (ii) otherwise, 1:30 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with (A) in the case of an LC Disbursement in US Dollars, an ABR Borrowing under Section 2.01 in an equivalent amount and (b) in the case of an LC Disbursement in a currency other than US Dollars, an ABR Borrowing under Section 2.01 in an amount determined by the applicable Issuing Bank to be sufficient, based on current Exchange Rates, to enable it to purchase an amount of such currency equal to the amount of such LC Disbursement, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If such Borrower fails to make such payment when due then, upon notice from the applicable Issuing Bank to such Borrower and the Agent, (i) if (A) such Letter of Credit is a Tranche Two Letter of Credit and the currency of such Letter of Credit is Swedish Kronor or (B) the currency of such Letter of Credit is an Agreed LC Currency, the Company’s obligation to reimburse such LC Disbursement shall be converted into an obligation in US Dollars in such amount as the applicable Issuing Bank shall determine would be required, based on current Exchange Rates, to enable it to purchase an amount of such currency equal to the amount of such LC Disbursement, and (ii) the Agent shall notify each Tranche One Lender or Tranche Two Lender, as applicable, of the applicable LC Disbursement, the amount and currency of the payment then due from the applicable Borrower in respect thereof and such Lender’s Tranche One Percentage or Tranche Two Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Agent its Tranche One Percentage or Tranche Two Percentage, as applicable, of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Tranche One Lender or Tranche Two Lender, as applicable (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the applicable Lenders), and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Tranche One Lenders or Tranche Two Lenders, as applicable. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to such Issuing Bank or, to the extent that Tranche One Lenders or Tranche Two Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Tranche One Lenders or Tranche Two Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g)         Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section

3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a final non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)         Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Loans denominated in US Dollars and made to the Company and (ii) in the case of any LC Disbursement denominated in any other currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i)         Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the aggregate amount of the LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit (“Cash Collateralize”) in respect of each outstanding Letter of Credit issued for such Borrower’s account, in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, as applicable, and the applicable Issuing Bank, an amount in cash and in the currency of such

Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (g) or (h) of Article VI. Each such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the aggregate LC Exposures), be applied to satisfy other obligations of the Borrowers under the Loan Documents. If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(j)        Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Company and the Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Company and the Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(k)        Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l)        Issuing Bank Reports. Unless otherwise agreed by the Agent, each Issuing Bank shall report in writing to the Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.05    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by the later of 2:00 p.m., Local Time and two hours after the delivery by the applicable Borrower of the related Notice of Borrowing, to the account of the Agent most recently designated by the Agent for such purpose by notice to the Lenders. The Agent will make such Loan proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Agent to the applicable Issuing Bank.

(b)        Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and such Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the rate reasonably determined by the Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.

SECTION 2.06    Interest Elections. (a) Each Borrowing initially shall be of the permitted Type specified in the applicable Notice of Borrowing and, in the case of a LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or, in the case of a LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, a Borrower shall notify the Agent of such election by telephone by the time and date that a Notice of Borrowing would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election. Each such notice shall be irrevocable and shall be confirmed promptly by delivery to the Agent of a written Interest Election Request in a form approved by the Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a

Borrowing not available to such Borrower under the Class of Commitments pursuant to which such Borrowing was made.

(c)         Each telephonic Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     the currency and Type of the resulting Borrowing; and

(iv)        if the resulting Borrowing is to be a LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)        Promptly following receipt of an Interest Election Request, the Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Borrowing of the same Type with an Interest Period of one month’s duration.

(f)        Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing then, if the Required Lenders shall so request in a notice delivered to the Company and the Agent, no outstanding Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing.

SECTION 2.07    Termination and Reduction and Increase in Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)         The Company may at any time terminate, or from time to time reduce, the Commitments (ratably as between the Tranches); provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of Loans or LC Disbursements, the aggregate Credit Exposures under either Tranche would exceed the aggregate Commitments of such Tranche.

(c)         The Company shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of a Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments of such Tranche.

(d)        The Company may at any time and from time to time, by written notice to the Agent (which shall promptly deliver a copy to the applicable Lenders) executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Tranche One Commitments or Tranche Two Commitments to be extended by the Increasing Lenders (or cause the existing Tranche One Commitments or Tranche Two Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided that the new Commitments and increases in existing Commitments under this paragraph shall not result in the aggregate Commitments exceeding US$1,500,000,000, and each increase shall be in an aggregate amount not be less than US$10,000,000 and an integral multiple of US$1,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent and each Issuing Bank (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Agent a duly executed accession agreement in a form satisfactory to the Agent and the Company (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, on the date of such increase, the Agent shall have received a certificate, dated as of the effective date of such increase and executed by a Financial Officer of the Company, to the effect that the conditions set forth in clauses (b) and (c) of Section 4.02 shall be satisfied (with all references in such clauses to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in such clause (b)). Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this Section 2.07, any Loans of the applicable Tranche outstanding prior to the effectiveness of such extension or increase shall remain outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Section 2.01 ratably in accordance with the respective Commitments of the Lenders under such Tranche.

SECTION 2.08    Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Agent for the account of each applicable Lender the then unpaid principal amount of each Loan of such Borrower on the Maturity Date in the currency of such Loan.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)         The Agent shall maintain accounts in which it shall record (i) the currency and amount of each Loan made hereunder, the Class and Type of each such Loan and, in the case of any LIBOR, EURIBOR, CDOR or STIBOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e )        Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.09.     Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower, in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b)        If the aggregate Credit Exposures under any Tranche shall at any time exceed 105% of the aggregate Commitments under such Tranche, then the applicable Borrowers shall, not later than the three Business Days thereafter, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.

(c)        Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)        The applicable Borrower shall notify the Agent by a fax notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, on the date of such prepayment, and (ii) in the case of a Borrowing denominated in any other currency, not later than 11:00 a.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.07(c). Promptly following receipt of any such notice, the Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and in the same currency as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.10.    Fees. (a) The Company agrees to pay to the Agent, in US Dollars, for the account of each Lender, a facility fee, which shall accrue at the Applicable Rate on the daily amount of each Commitment of such Lender, whether used or unused, during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if any Lender continues to have any Credit Exposure under any Tranche after its Commitment of such Tranche terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure under such Tranche from and including the date on which such Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure under such Tranche. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and, with respect to the Commitments of any Tranche, on the date on which the Commitments of such Tranche shall terminate; provided that any facility fees accruing on the Credit Exposure under any Tranche after the date on which the Commitments of such Tranche terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)        The Company agrees to pay (i) to the Agent, in US Dollars for the account of each Tranche One Lender or each Tranche Two Lender, as applicable, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s applicable Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum separately agreed upon between the Company and the applicable Issuing Bank on the portion of the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued or becoming payable in respect of Letters of Credit through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Company agrees to pay to the Agent and to the Arrangers, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company, the Agent and the Arrangers.

(d)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent or to the Issuing Banks (in the case of fees payable to them) for distribution (i) in the case of facility fees, to the Lenders and (ii) in the case of the participation fees, to the Tranche One Lenders or Tranche Two Lenders, as applicable. Fees paid shall not be refundable under any circumstances.

SECTION 2.11.    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)        The Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of a Borrowing denominated in US Dollars, the Adjusted LIBO Rate and (ii) in the case of a Borrowing denominated in a currency other than US Dollars, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c)        The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)        The Loans comprising each CDOR Borrowing shall bear interest at the CDO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)        The Loans comprising each STIBOR Borrowing shall bear interest at the STIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(f)        Notwithstanding the foregoing, if any principal of or interest on any Loan, B/A or LC Disbursement, any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or LC Disbursement, 2% plus the interest rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or in Section 2.04 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made to the Company as provided in paragraph (a) of this Section.

(g)        Accrued interest on each Loan under any Tranche shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments of such Tranche; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(h)        All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling, (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, EURIBO Rate, CDO Rate, STIBO Rate or Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing, a EURIBOR Borrowing, a CDOR Borrowing or a STIBOR Borrowing:

(a)        the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, the EURIBO Rate, the CDO Rate or the STIBO Rate, as the case may be, for such Interest Period; or

(b)        the Agent is advised by a majority in interest of the Lenders that would make Loans as part of such Borrowing that the Adjusted LIBO Rate, LIBO Rate, the EURIBO Rate, the CDO Rate or the STIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;
then the Agent shall give notice thereof to the Company and the applicable Lenders by telephone or fax as promptly as practicable thereafter and, until the Agent notifies the Company and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing that is requested to be continued shall (A) if denominated in US Dollars, be continued as an ABR Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Notice of Borrowing for an affected LIBOR Borrowing, EURIBOR Borrowing, CDOR Borrowing or STIBOR Borrowing shall (A) if denominated in US Dollars, be deemed a request for an ABR Borrowing, or (B) otherwise, be ineffective.
SECTION 2.13.    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii)    impose on any Lender or Issuing Bank or the London or European interbank market or other Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Company will pay or cause to be paid to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.
(b)        If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Company will pay or cause to be paid to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Company shall be conclusive absent manifest error. In determining such amount or amounts, such Lender or other Recipient may use any reasonable averaging and attribution methods. Any such certificate shall contain a statement as to the calculation of such amount or amounts; provided that such Lender shall not be required to disclose any information it considers, in its sole discretion, to be confidential. The Company will pay or cause to be paid to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)        Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or other Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked or extended under Section 2.09(d) and is revoked or extended in accordance therewith) or (d) the assignment of any LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a LIBOR Loan, EURIBOR Loan, CDOR Loan or STIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or LIBO Rate, the EURIBO Rate, the CDO Rate or the STIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section and explaining in reasonable detail the method by which such amount shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.15.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other satisfactory evidence of such payment.

(d)        Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)        Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding the foregoing, in the case of any applicable Borrower that is not a U.S. Person, the applicable Lender will not be subject to the requirements of this paragraph (f)(i) unless it has received written notice from such Borrower advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.
(g)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (whether in the form of cash or credit) as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall pay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority (but only to the extent of such repayment). Notwithstanding anything to the contrary in this paragraph, the indemnified party will be required to pay an amount to an indemnifying party pursuant to this paragraph only to the extent that such payment would not place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Issuing Bank. For purposes of this Section, the term “Lender” shall include any Issuing Bank.

SECTION 2.16.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent for the account of the applicable Lenders to such account as the Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank as expressly provided herein shall be made directly to such party and payments pursuant to Sections 2.13, 2.14, 2.15, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(b)        If at any time insufficient funds are received by the Agent from any Borrower (or from the Company as guarantor of the Obligations of such Borrower pursuant to Article VIII) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.

(c)        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its Loans, participations in LC Disbursements or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective Claims; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any assignee or participant, other than to the Company or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or such Borrower in the amount of such participation.

(d)        Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Agent for the account of any Lenders or Issuing Bank hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (f), 2.06(b), 2.15(e) or 9.03(d) then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13 or 2.18, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its affected Loans or other extensions of credit hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13, 2.15 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If (i) any Lender requests compensation under Section 2.13 or 2.18, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment or waiver that under Section 9.04 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.04 does not require the consent of the Required Lenders, a majority in interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.13 or 2.15) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Company shall have received the prior written consent of the Agent and each Issuing Bank, which consent, in each case, shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or 2.18 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.18.    Foreign Subsidiary Costs. (a) If the cost to any Lender of making or maintaining any Loan to, or participating in any Letter of Credit issued for the account, any Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States, such Borrowing Subsidiary shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b)        Each Lender will promptly notify the Company and the Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.18 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.18 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will, promptly after obtaining such actual knowledge, designate a different Applicable Lending Office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

SECTION 2.19.    Designation of Borrowing Subsidiaries. On or after the date hereof, the Company may request the designation of any Subsidiary as a Borrowing Subsidiary by delivery to the Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company. Promptly following receipt of a Borrowing Subsidiary Agreement, the Agent shall make a copy thereof available to each Lender. Unless any Lender shall inform the Agent within 10 Business Days (or, in the case of any such Subsidiary that is incorporated in, or conducts business in, a jurisdiction outside the United States, 15 Business Days) following the receipt of such Borrowing Subsidiary Agreement by such Lender that it is unlawful or, solely in the case of a Subsidiary not organized under the law of a Borrowing Subsidiary Approved Jurisdiction, contrary to internal policies of general applicability of such Lender, for such Lender to extend credit to such Subsidiary (in which case such Subsidiary shall not become a Borrowing Subsidiary), such Subsidiary shall, upon the satisfaction of the conditions set forth in Section 4.03, become for all purposes of this Agreement a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Promptly following receipt of any Borrowing Subsidiary Termination, the Agent shall make a copy thereof available to each Lender. Notwithstanding the second preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to, or Letter of Credit issued for the account of, such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary’s right to make further Borrowings or to obtain further Letters of Credit under this Agreement.

SECTION 2.20.    Defaulting Lenders. (a)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)    facility fees shall continue to accrue on the amount of the Commitments of such Defaulting Lender pursuant to Section 2.10(a) only to the extent of the Credit Exposure of such Defaulting Lender (excluding any portion thereof constituting LC Exposure of such Defaulting Lender that is subject to reallocation under clause (iii)(A) below);

(ii)    the Commitments and Credit Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.04); provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(iii)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(A)    all or any part of the Tranche One LC Exposure or Tranche Two LC Exposure, as the case may be, of such Defaulting Lender shall be reallocated among the non-Defaulting Tranche One Lenders or non-Defaulting Tranche Two Lenders, as applicable, in proportion to their respective Tranche One Percentages or Tranche Two Percentages, but only to the extent (1) the sum of all non-Defaulting Tranche One Lenders’ Tranche One Credit Exposures plus such Defaulting Lender’s Tranche One LC Exposure does not exceed the total of all non-Defaulting Tranche One Lenders’ Tranche One Commitments, (2) the sum of all non-Defaulting Tranche Two Lenders’ Tranche Two Credit Exposures plus such Defaulting Lender’s Tranche Two LC Exposure does not exceed the total of all non-Defaulting Tranche Two Lenders’ Tranche Two Commitments and (3) no Event of Default is continuing at the time of such reallocation;

(B)    if the reallocations described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (after giving effect to any partial reallocation pursuant to clause (A) above) cash collateralize for the benefit of the Issuing Banks the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(C)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such portion is cash collateralized;

(D)    if the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.10(b) shall be adjusted in accordance with the amounts of such LC Exposure allocated to the non-Defaulting Lenders; and

(E)    if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (A) above is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all facility fees that otherwise would have been payable under Section 2.10(a) to such Defaulting Lender with respect to such portion of its LC Exposure, and all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(b)        So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit under a Tranche in which such Lender has a Commitment unless it is reasonably satisfied that such Lender’s LC Exposure will be 100% reallocated to the non-Defaulting Lenders and/or cash collateralized as provided above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of the applicable Tranche in a manner consistent with clause (a)(i)(A) of this Section (and such Defaulting Lender shall not participate therein).

(c)        If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to such Issuing Bank to eliminate any risk to it in respect of such Lender hereunder.

(d)        In the event that the Agent, the Company and each Issuing Bank shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Tranche One Loans and/or Tranche Two Loans of the other Lenders, and such funded participations in LC Disbursements, as the Agent shall determine to be necessary in order for the Lenders to hold such Loans and funded participations in accordance with their applicable Tranche Percentages.

SECTION 2.21.    Illegality. Notwithstanding the foregoing provisions of this Article II, if, on or after the Closing Date, the adoption or taking effect of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the implementation, interpretation or administration thereof by any Governmental Authority charged with the implementation, interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request, rule, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain or fund its Eurocurrency Loans, or for any Issuing Bank to issue Letters of Credit, in any currency and such Lender or Issuing Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender or Issuing Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist (which such Lender or Issuing Bank agrees to do promptly upon becoming aware that such circumstances no longer exist), the obligation of such Lender to make Eurocurrency Loans or of such Issuing Bank to issue Letters of Credit in such currency shall be suspended. Before giving any notice to the Agent pursuant to this Section, any such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If any such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Loans to maturity and shall so specify in such notice, the applicable Borrowers shall immediately prepay in full the then outstanding principal amount of each such Eurocurrency Loan, together with accrued interest thereon. Concurrently with prepaying each such Eurocurrency Loan denominated in US Dollars, each such Borrower shall borrow an ABR Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders), and such Lender shall make such an ABR Loan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:
SECTION 3.01.    Corporate Existence and Power. The Company and each Borrowing Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.02.    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which it is a party are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Borrowing Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.03.    Binding Effect. This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by each Borrower and constitutes a valid and binding agreement of each Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.    Financial Information; No Material Adverse Change. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, a copy of which has been heretofore made available to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)        The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2015 and the related unaudited consolidated statements of operations and cash flows for the nine months then ended, set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, a copy of which has been heretofore made available to each of the Lenders, fairly present, in conformity with GAAP to the extent described in note 1 thereto applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

(c)        Except as reflected in the financial statements referred to in paragraph (b) above, between December 31, 2014, and the date hereof, there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.05.    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries considered as a whole or which in any manner draws into question the validity of this Agreement or any other Loan Document.

SECTION 3.06    Compliance with ERISA. Except to the extent that failure to so fulfill its obligations or be in compliance could not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (b) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or, solely as a result of the passage of time, could result in the imposition of a Lien or the posting of a bond or other security under Sections 302(f) or 307 of ERISA or Sections 412(n) or 401(a)(29) of the Internal Revenue Code (or any successor provisions thereto) or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA if such action, failure or incurrence could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.07.    Environmental Matters. In the ordinary course of its business, the Company reviews, or causes its Subsidiaries to review, the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries. On the basis of this review, the Company has reasonably concluded that any associated liabilities and costs, as identified and evaluated by the Company in accordance with GAAP, including the costs of compliance with Environmental Laws, any capital or operating expenditures required for clean-up or closure of their properties, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with on or off-site disposal of wastes or Hazardous Substances, and any liabilities to third parties, including employees, and any related costs and expenses) are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 3.08.    Taxes. United States Federal income tax returns of the Company, which files a consolidated domestic return, have been examined through the fiscal year ended December 31, 2012 and closed through the fiscal year ended December 31, 2012. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, excluding assessments currently being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

SECTION 3.09.    Subsidiaries. Each of the Company’s corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.10.    Not an Investment Company. Neither the Company nor any of the Borrowing Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11.    Full Disclosure. All information heretofore furnished by any Borrower to the Agent or any Lender for purposes of or in connection with the Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by any Borrower to the Agent or any Lender will be, when taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Company can now reasonably foresee), the business, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of any Borrower to perform its obligations under the Loan Documents.

SECTION 3.12.    Federal Reserve Regulations. None of the Company or any its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within such meaning).

SECTION 3.13.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company, any Subsidiary or to the knowledge of the Company or any Subsidiary any of their respective directors, officers or employees is a Sanctioned Person.

ARTICLE IV

CONDITIONS

SECTION 4.01.    Effectiveness. This Agreement shall become effective as provided in Section 9.08, subject to the satisfaction of the following conditions:

(a)        The Agent shall have received the following documents, each dated the Closing Date unless otherwise indicated:

(i)    an opinion of Ivonne M. Cabrera, General Counsel for the Company, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(ii)    all documents and certificates the Agent may reasonably request relating to the organization, existence and good standing of the Borrowers, the corporate authority for, and the authorization and validity of, each Loan Document, the financial condition of each of the Borrowers and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

(b)        The commitments under the Existing Credit Agreement shall have been or shall simultaneously be terminated, any amounts outstanding or accrued for the accounts of the lenders thereunder shall have been paid in full and the Agent shall have received such evidence as it shall reasonably have requested as to the satisfaction of such conditions.

(c)        The Agent and the Arrangers shall have received all fees and other amounts due and payable hereunder or pursuant to the commitment letter or fee letters entered into by any of them and the Company on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document or under such commitment letter.

(d)        The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
SECTION 4.02.    Each Credit Event. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any Issuing Bank to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)        receipt by the Agent of a Notice of Borrowing or request for the issuance of such Letter of Credit as required by Section 2.02 or 2.04;

(b)        the fact that, immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(c)        the fact that the representations and warranties of the Borrowers contained in this Agreement (except, in the case of (i) any Borrowing after the Closing Date, the representations and warranties set forth in Section 3.04(c) and (ii) any Refunding Borrowing, the representations and warranties set forth in Sections 3.05 and 3.07 as to any matter which has theretofore been disclosed in writing by the Company to the Agent) or in the applicable Borrowing Subsidiary Agreement shall be true on and as of the date of such Borrowing.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrowers on the date of such Borrowing as to the facts specified in clauses (b) and (c) of this Section.
SECTION 4.03.    Joinder of and Initial Credit Event for each Borrowing Subsidiary. The effectiveness of the designation of, obligation of each Lender to make initial Loans to, any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

(a)        The Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement duly executed by all parties thereto.

(b)        The Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary reasonably satisfactory to the Agent, substantially in the form of Exhibit D and covering such additional matters relating to such Borrowing Subsidiary, the transactions contemplated hereby or its Borrowing Subsidiary Agreement as the Agent may reasonably request.

(c)        The Agent shall have received all documents and certificates the Agent may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the corporate authority for, and the authorization of the transactions contemplated hereby as they relate to such Borrowing Subsidiary, the financial condition of such Borrowing Subsidiary and any other matters relevant hereto, and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such transactions all in form and substance satisfactory to the Agent.

(d)        The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

COVENANTS

The Company agrees that, so long as the Commitments shall remain in effect, or any Letter of Credit shall remain outstanding, or the principal of or interest on any Loan or LC Disbursement, any fees or any other expenses or amounts payable hereunder or under any other Loan Document shall be unpaid:
SECTION 5.01.    Information. The Company will deliver to each of the Lenders:

(a)        as soon as available and in any event within 90 days after the end of each fiscal year of the Company or, if earlier, within five days after the Company’s applicable deadline for the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholder’s equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (it being understood that the requirement to deliver such information shall be satisfied if the Company’s Annual Report on Form 10-K for such fiscal year containing such information is available on the website of the Securities and Exchange Commission at http://www.sec.gov), all reported on in a manner acceptable to the Securities and Exchange Commission (without a “going concern” opinion and without any qualification or exception as to the scope of such audit) by PricewaterhouseCoopers LLP or another independent registered public accounting firm of nationally recognized standing;

(b)        as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company or, if earlier, within five days after the Company’s applicable deadline for the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of operations for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter and the related consolidated statements of cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year (it being understood that the requirement to deliver such information shall be satisfied if the Company’s Quarterly Report on Form 10‑Q for such fiscal quarter containing such information is available on the website of the Securities and Exchange Commission at http://www.sec.gov), all presented and certified in accordance with rules and regulations of the Securities and Exchange Commission;

(c)        within the applicable periods set forth under clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (x) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements, (y) stating that the Company is in compliance with Section 5.08 and setting forth in reasonable detail any appropriate calculations required to establish such compliance, and (z) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)        simultaneously with the delivery of each certificate referred to in clause (c) above with respect to a completed fiscal year referred to in clause (a) above, a statement of the independent registered public accounting firm which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)        within five Business Days after any executive officer of the Company obtains actual knowledge of any Default or Event of Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f)        promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed if not filed with the Securities and Exchange Commission electronically;

(g)        if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan has been terminated, a copy of such notice; (iii) expects a Multiemployer Plan to be insolvent under Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take,; (iv) determines that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; (v) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (vi) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (vii) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (viii) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA while such member is a “substantial employer” (within the meaning of such Section) with respect to such Plan, a copy of such notice; or (ix) fails to make any required payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or makes any amendment to any Plan or Benefit Arrangement, which has resulted or, solely as a result of the passage of time, could result in the imposition of a Lien or the posting of a bond or other security under Sections 302(f) or 307 of ERISA or Sections 412(n) or 401(a)(29) of the Internal Revenue Code, or any successor provisions thereto, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; provided, however, that certificates from the chief financial officer or the chief accounting officer of the Company shall be required only if such occurrence or action is reasonably likely to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole;

(h)        promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(i)        promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(j)        from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

SECTION 5.02.    Payment of Obligations. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.03.    Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
(b)        The Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04.    Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (a) the merger of a Subsidiary into the Company or the merger or consolidation of a Subsidiary with or into another Person (other than the Company) and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (b) the termination of the corporate existence, rights, privileges or franchises, or a change in the business of, any Subsidiary that is not a Borrowing Subsidiary if the Company in good faith determines that such termination or change is in the best interest of the Company and is not materially disadvantageous to the Lenders or (c) the termination of the corporate existence, rights, privileges or franchises, or other dissolution or winding up of any Subsidiary that is not a Borrowing Subsidiary, if all or substantially all of the assets of such Subsidiary are assigned, transferred, sold, or otherwise alienated to any entity which is also a Subsidiary.

SECTION 5.05.    Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) such failure does not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, taken as a whole. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions.

SECTION 5.06.    Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of any Lender at such Lender’s expense, and will cause each Subsidiary to permit representatives of the Agent at the Agent’s expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.07.    Interest Coverage Ratio. The Company will not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expense, for any period of four consecutive fiscal quarters commencing before or after the date hereof and ending after the date hereof, be less than 3.00:1.00.

SECTION 5.08.    Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)        Liens existing on the Closing Date securing Debt outstanding on the Closing Date in an aggregate principal amount not exceeding the US Dollar Equivalent of US$75,000,000;

(b)        any Lien existing on any asset of any corporation or other Person at the time such corporation or other Person becomes a Subsidiary and not created in contemplation of such event;

(c)        any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)        any Lien on any asset of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(e)        any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f)        any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g)        Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding the US Dollar Equivalent of US$150,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(h)        Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

SECTION 5.09.    Consolidations, Mergers and Sales of Assets. The Company and its Subsidiaries will not (a) consolidate or merge with or into any other Person (other than the Company or any of its Subsidiaries; provided that the Company may not merge with a Subsidiary organized in a jurisdiction other than the United States of America, any State thereof or the District of Columbia unless the Company is the surviving corporation in such merger), except as expressly permitted by Section 5.04, or (b) sell, lease or otherwise transfer, directly or indirectly (including through a merger or consolidation, and whether in one transaction or in a series of transactions), all or a substantial part of the assets (other than inventory sold in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, other than to the Company and its Subsidiaries. For purposes of this Section, a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, shall mean 20% or more of the consolidated total assets of the Company and its Consolidated Subsidiaries.

SECTION 5.10.    Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used only for working capital and general corporate purposes. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations T, U and X. The Company shall not directly or, to its knowledge, indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or, to the knowledge of the Company or its Subsidiaries, indirectly use, the proceeds of any Borrowing or any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, or (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person referred to in clause (a) or (b) of the definition of such term, or any Person known by it to be a Sanctioned Person referred to in clause (c) of the definition of such term, or in any Sanctioned Country, in each case in any manner that, if undertaken by the Company, would result in the violation of any applicable Sanctions specified in clause (a) of the defined term “Sanctions.”

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)        any Borrower shall fail to pay (i) any principal on any Loan for a period of more than 2 Business Days after the same shall become due or (ii) interest on any Loan or any fees or any other amount payable hereunder or under any other Loan Document for a period of more than 5 Business Days after the same shall become due;

(b)        any Borrower shall fail to observe or perform any covenant contained in Section 5.04 (with respect to existence of the Company and each Borrowing Subsidiary), Sections 5.07 to 5.10, inclusive, or Section 5.01(e) (but only so long as the Default or Event of Default referred to in Section 5.01(e) is continuing);

(c)        any Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 10 days after written notice thereof has been given to such Borrower, or the Company on its behalf, by the Agent at the request of any Lender;

(d)        any representation, warranty, certification or statement made (or deemed made) by the Company in this Agreement or by any other Borrower in the applicable Borrowing Subsidiary Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)        the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f)        any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or obligor with respect to any commitment to provide such Debt or any Person acting on such holder’s or obligor’s behalf to accelerate the maturity thereof or, because such event or condition constitutes a default or event of default or similar event, however defined, under the instrument governing such commitment, to terminate such commitment;

(g)        the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)        an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)        any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating at any given time in excess of US$150,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan under a “distress termination” within the meaning of Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition described in Section 4042(a) of ERISA or any successor provision thereto shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of US$100,000,000;

(j)        a judgment or order for the payment of money in excess of the US Dollar Equivalent of US$150,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)        a Change in Control shall occur;

then, and in every such event, the Agent shall, at the request of the Required Lenders, by notice to the Company take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments (if any) and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued under all Loan Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the each Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to any Borrower described in clause (g) or (h) above, the Commitments (if any) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder or under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the each Borrower, anything contained herein to the contrary notwithstanding.
SECTION 6.02.    Notice of Default. The Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

THE AGENT

SECTION 7.01.    Appointment and Authorization. Each Lender and Issuing Bank irrevocably appoints and authorizes the Agent to take such action and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02.    Agent and Affiliates. JPMCB shall have the same rights and powers under the Loan Documents as any other Lender or Issuing Bank and may exercise or refrain from exercising the same as though it were not the Agent, and JPMCB and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or any other Affiliate of the Company as if it were not the Agent hereunder, and without any duty to account therefor to the Lenders.

SECTION 7.03.    Action by Agent. The obligations of the Agent hereunder are only those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion, could expose the Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or any other Affiliate of the Company that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

SECTION 7.04.    Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05.    Liability of Agent. Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (b) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). Neither the Agent nor any of its Related Parties shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Agent by the Company or any Lender, and neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, or the contents of any certificate, report or other document delivered thereunder or in connection therewith; (ii) the performance or observance of any of the covenants or agreements of any Borrower or any Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith. Without limiting the foregoing, the Agent shall have no obligation to take any action under Section 5.06. The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.

SECTION 7.06.    Credit Decision. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger, any Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement. Each Lender and Issuing Bank, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or an Accession Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders and Issuing Banks on the Effective Date.

SECTION 7.07.    Successor Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article and of Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 7.08.    Arrangers and Syndication Agents. The Arrangers and Syndication Agents shall, in their capacities as such, have no responsibilities, obligations or liabilities under any Loan Document.

SECTION 7.09    Agent Designees. The Agent is hereby authorized to designate one of its Affiliates (the “Agent Designee”) to perform the functions of the Agent with respect to Borrowings denominated in any Designated Foreign Currency. The Agent shall designate the Agent Designee by notice to the Company and the Lenders (and may from time to time replace the Agent Designee with any of its Affiliates by notice to the Company and the Lenders). Upon and after any such designation, (a) copies of all Notices of Borrowing and all other notices required to be delivered hereunder with respect to Designated Foreign Currency Borrowings shall be delivered to both the Agent and the Agent Designee and (b) all references hereunder to the “Agent” and “Agent in London” in the context of Borrowings denominated in any Designated Foreign Currency shall be construed as including references to the Agent Designee. The Agent hereby designates J.P. Morgan Europe Limited as the initial Agent Designee.

ARTICLE VIII

GUARANTEE
In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrowing Subsidiaries. The Company further agrees that the due and punctual payment of the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Article VIII shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations of any Borrowing Subsidiary; (c) any rescission, waiver, amendment or modification of, or release of any Borrowing Subsidiary from, any of the terms or provisions applicable to any Borrowing Subsidiary of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations of any Borrowing Subsidiary; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations of any Borrowing Subsidiary; or (g) any other act (other than payment or performance of the Obligations of any Borrowing Subsidiary), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as Guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding of any Borrowing Subsidiary shall have stayed the accrual or collection of any of the Obligations of such Borrowing Subsidiary or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or Subsidiary or any other Person.
The obligations of the Company under this Article VIII shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations of any Borrowing Subsidiary, any impossibility in the performance of the Obligations of any Borrowing Subsidiary, any law or regulation of any jurisdiction or any other event affecting any term of the Obligations of any Borrowing Subsidiary or otherwise.
The Company further agrees that its obligations under this Article VIII shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of any Borrowing Subsidiary is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation of such Borrowing Subsidiary when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, to the Agent for distribution to the Lenders in cash an amount equal to the unpaid principal amount of such Obligation. The Company further agrees that if payment in respect of any such Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.
Upon payment in full by the Company of any Obligation of any Borrowing Subsidiary, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or, if requested by the Company, make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)    in the case of any Borrower, to its (or, in the case of a Borrowing Subsidiary, to it in care of the Company) at 3005 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, Attention of Treasurer  (Fax No. 630-743-2671);

(ii)    if to the Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Shannon Handcox (Fax No.: (713) 750-2878), with copies to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, Attention

of Richard Duker (Fax No.: (212) 270-5100), and with respect to any Designated Foreign Currency Borrowing, to J. P. Morgan Europe Limited, 25 Bank Street, Floor 6, Canary Wharf, London, E14 5JP, United Kingdom, Attention of Agency Department (Fax No.: 44 207 7772360) or to any other Agent Designee as directed by the Agent; and

(iii)    in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire.
Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Agent, the Company or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)        Unless the Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice of communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

SECTION 9.02.    No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03.    Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Agent and the Arrangers, including reasonable fees and disbursements of counsel for the Agent and the Arrangers, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents, any waiver or consent under any Loan Document or any amendment hereof or thereof or any Default or alleged Default under any Loan Document and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Lender, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)        The Company agrees to indemnify the Agent, each Arranger, each Lender and the respective Related Parties of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee or any other party to this Agreement shall be designated a party thereto) brought or threatened relating to or arising out of any Loan Document or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for any such losses, liabilities, claims, damages or expenses to the extent incurred (i) as the result of any such Indemnitee’s (or its Related Parties) gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) by a Lender or its Related Parties in connection with a proceeding with any other Lender or any Assignee or Participant that (x) arises in connection with an assignment, participation or other transfer pursuant to Section 9.05, (y) does not relate to any action taken or failed to be taken by any Borrower and (z) does not relate to any right or obligation of any Borrower.

(c)        To the extent permitted by applicable law, neither the Company nor any Borrowing Subsidiary shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages arise from such Indemnitees’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment (it being understood and agreed that the foregoing does not constitute a waiver of any claim or other right with respect to any breach by any Indemnitee of its obligations under Section 9.13). No party hereto, or any of its Related Parties, shall have any liability, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof, and no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any such liability (it being understood and agreed that nothing in this sentence shall relieve the Company or the Borrowing Subsidiaries of their obligations under the preceding paragraphs of this Section 9.03).

(d)        To the extent that the Borrowers fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Credit Exposures and unused Commitments.

SECTION 9.04.    Amendments and Waivers. None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (a) any provision of this Agreement or any other Loan

Document may be amended by an agreement in writing entered into by the Company and the Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (i) such amendment does not adversely affect the rights of any Lender or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (b) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or permit the issuance of any Letter of Credit expiring after the Maturity Date, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release or limit the obligations of the Company in respect of its Guarantee under Article VIII, or (vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans or participating in Letters of Credit of either Class differently than those holding Loans or participating in Letters of Credit of the other Class, without the written consent of Lenders representing a majority in interest of such affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Agent or any Issuing Bank without the prior written consent of the Agent or such Issuing Bank, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one Class (but not the Lenders of the other Class) may be effected by an agreement or agreements in writing entered into by the Company and the percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (b)(i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (b) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. Notwithstanding the foregoing, the LC Commitment of any Issuing Bank may be reduced or increased by an agreement between such Issuing Bank and the Company (such increase or decrease to become effective upon the delivery of a notice thereof, executed by such Issuing Bank and the Company, to the Agent).

SECTION 9.05.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section), the Arrangers, the Syndication Agents and, to the extent expressly contemplated hereby, the Agent Designees and the Related Parties of any of the Agent, the Arrangers, the Syndication Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may at any time grant to one or more Eligible Assignees (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Lender shall remain solely responsible for the performance of its obligations hereunder, which obligations shall remain unchanged, and the relevant Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (b) of the first proviso to Section 9.04 without the consent of the Participant. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 2.18 with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the granting Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. An assignment or other transfer which is not permitted by paragraph (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Commitments or other obligations under this any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loans, Commitments or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

(c)        (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of (A) the Company; provided that no consent of the Company shall be required for assignments to an Affiliate of such Lender, any other Lender (other than a Defaulting Lender), an Approved Fund or, if an Event of Default has occurred and is continuing, any Eligible Assignee, (B) the Agent and (C) each Issuing Bank; provided that no consent of the Agent shall be required for assignments to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E)    if the Assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15.

(iii)    Subject to the satisfaction of all requirements of this Section, including the acceptance and recording thereof pursuant to paragraph (c)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 2.18 (in each case, with respect to facts and circumstances occurring on or prior to the effective date of such assignment) and of Section 9.03).

(iv)    The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it that records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon receipt by the Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Agent (such determination to be made in the sole discretion of the Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Agent that all written consents required by this Section with respect thereto (other than the consent of the Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Agent that such assignee is an Eligible Assignee and that it shall have complied with the requirements of clause (E) of paragraph (c)(ii) of this Section.

(d)        Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release the transferor Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Notwithstanding anything else in this Agreement to the contrary, no Eligible Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.13 or 2.15 than such Lender would have been entitled to receive with respect to the rights transferred, unless (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the applicable participation was acquired, (ii) such transfer is made with the Company’s prior written consent or (iii) by reason of the provisions of Section 2.17 requiring such Lender to designate a different Applicable Lending Office under certain circumstances.

SECTION 9.06.    Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07.    Governing Law; Submission to Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)        Each of the Borrowers, the Lenders, the Issuing Banks and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, or any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the Borrowers, the Lenders, the Issuing Banks and the Agent hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding arising out of or relating to this Agreement or the other Loan Documents brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State court or, to the extent permitted by law, in such Federal court; provided that any claim brought by any Lender or Issuing Bank or the Agent, or any Affiliate of any of the foregoing, in respect of any such claim relating to a Borrowing Subsidiary that is incorporated in, or conducts business in, a jurisdiction outside the United States may be brought, and may be heard and determined, in a court in the jurisdiction in which such Borrowing Subsidiary is incorporated or conducts business. Each of the Borrowers, the Lenders and the Agent agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Each of the Borrowers, the Lenders, the Issuing Banks and the Agent hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in a court referred to in paragraph (b) above and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(d)        Each of the Borrowers, the Lenders, the Issuing Banks and the Agent hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01(a). Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)        Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 9.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

(f)        In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.08.    Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the commitment letter entered into in connection with the credit facility established hereby and any commitment advices submitted by them (but do not supersede any other provisions of such commitment letter or any fee letter referred to therein that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective on the date on which the Agent has received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, written confirmation from such party in form satisfactory to the Agent of the execution of a counterpart hereof by such party); provided that the effectiveness of this Agreement is subject to the satisfaction or waiver of the conditions set forth in Section 4.01. The provisions of Sections 2.13, 2.14, 2.15, 2.18 and 9.03 and Articles VII and VIII shall survive the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.09.    WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWERS, THE AGENT, THE ISSUING BANKS AND THE LENDERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10.    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency which may be so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.10 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.11.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.12.    USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the requirements of the USA Patriot Act.

SECTION 9.13.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that as promptly as practicable after receipt thereof the Agent or such Lender shall notify the Company of the receipt of such subpoena or other legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or (iii) is independently developed by the Agent or any Lender without reference to the Information. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than (i) any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers and (ii) information as to the existence and purpose of this Agreement, the nature and amount of the credit facilities established hereby and the titles and roles of JPMCB and the Arrangers routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.    No Fiduciary Relationship. The Borrowers agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, their Subsidiaries and their Affiliates, on the one hand, and the Agent, the Syndication Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Syndication Agents, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrowers understand that the Lenders and their Affiliates may have economic interests that conflict with those of the Borrowers.

SECTION 9.15.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.16.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.17    Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)        The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by the Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Agent may post any information that any Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrowers have not indicated whether any information furnished by any of them pursuant to or in connection with this Agreement contains MNPI, the Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Each of the Borrowers agrees to specify whether any information furnished by such Borrower to the Agent pursuant to, or in connection with, this Agreement contains MNPI, and the Agent shall be entitled to rely on any such specification by the Borrowers without liability or responsibility for the independent verification thereof.

SECTION 9.18.    Termination of Existing Credit Agreement. On the Closing Date, the Existing Credit Agreement (including the “Commitments” thereunder, but excluding Sections 2.16, 8.03, 8.04 and 10.03 and Article VII thereof insofar as they relate to events prior to the Closing Date) shall be terminated pursuant to Section 2.09 thereof. The undersigned Lenders, constituting at least the “Required Lenders” under and as defined in the Existing Credit Agreement, waive the notice required under such Section 2.09 for such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOVER CORPORATION,
by /s/ Brad M. Cerepak
Name: Brad M. Cerepak
Title: Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., in its individual capacity and as Agent, by /s/ Robert D. Bryant
Name: Robert D. Bryant
Title: Executive Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: Bank of America, N.A.
by /s/ Lindsay Kim

Name: Lindsay Kim
Title: Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: Wells Fargo Bank, National Association
by /s/ Peter Martinets

Name: Peter Martinets
Title: Managing Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: Citibank, N.A.
by /s/ Susan Manuelle

Name: Susan Manuelle
Title: Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

DEUTSCHE BANK AG NEW YORK BRANCH, as a lender
By /s/ Ming K. Chu

Name: Ming K. Chu
Title: Vice President

By /s/ Virginia Cosenza

Name: Virginia Cosenza
Title: Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: GOLDMAN SACHS BANK USA
by /s/ Rebecca Kratz

Name: Rebecca Kratz
Title: Authorized Signatory

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: HSBC Bank USA, N.A.
by /s/ Fik Durmus

Name: Fik Durmus
Title: Senior Vice President

For any Lender requiring a second signature block:

by
___________________________

Name:
Title:

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: MIZUHO BANK, LTD.
by /s/ Donna DeMagistris

Name: Donna DeMagistris
Title: Authorized Signatory

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: ING Bank N.V., Dublin Branch
by /s/ Sean Hassett

Name: Sean Hassett
Title: Director

by /s/ Maurice Kenny

Name: Maurice Kenny
Title: Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: THE BANK OF NOVA SCOTIA
by /s/ Mauricio Saishio

Name: Mauricio Saishio
Title: Director

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: Skandinaviska Enskilda Banken AB (publ)
by /s/ Penny Neville-Park

Name: Penny Neville-Park
Title:

For any Lender requiring a second signature block:
by /s/ Duncan Nash

Name: Duncan Nash
Title:

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: U.S. Bank National Association
by /s/ Mary Ann Hawley

Name: Mary Ann Hawley
Title: Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT DATED AS OF NOVEMBER 10, 2015,
OF DOVER CORPORATION

Name of Institution: The Northern Trust Company
by /s/ M. Scott Randall

Name: M. Scott Randall
Title: Second Vice President

For any Lender requiring a second signature block:
by
______________________________

Name:
Title:

SCHEDULE 2.01

COMMITMENTS TRANCHE ONE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$110,000,000.00
Bank of America, N.A.	$110,000,000.00
Wells Fargo Bank, National Association	$110,000,000.00
Citibank, N.A.	$85,000,000.00
Deutsche Bank AG New York Branch	$85,000,000.00
Goldman Sachs Bank USA	$85,000,000.00
HSBC Bank USA, National Association	$85,000,000.00
Mizuho Bank, Ltd.	$85,000,000.00
ING Bank N.V.	$52,500,000.00
The Bank of Nova Scotia	$52,500,000.00
Skandinaviska Enskilda Banken AB (publ)	$52,500,000.00
U.S. Bank National Association	$52,500,000.00
Total Tranch One Commitments	$965,000,000.00

TRANCHE TWO

Lender	Commitment
The Northern Trust Company	$35,000,000.00
Total Tranche Two Commitments	$35,000,000.00

Total Commitments	$1,000,000,000.00

Schedule 2.19
Borrower Subsidiary Approved Jurisdictions

1.	Canada

2.	Czech Republic

3.	Federal Republic of Germany

4.	French Republic

5.	Grand Duchy of Luxembourg

6.	Hellenic Republic (Greece)

7.	Hungary

8.	Italian Republic

9.	Kingdom of Belgium

10.	Kingdom of Denmark

11.	Kingdom of Norway

12.	Kingdom of Spain

13.	Kingdom of Sweden

14.	Kingdom of the Netherlands

15.	Portuguese Republic

16.	Principality of Liechtenstein

17.	Republic of Austria

18.	Republic of Bulgaria

19.	Republic of Croatia

20.	Republic of Cyprus

21.	Republic of Estonia

22.	Republic of Finland

23.	Republic of Iceland

24.	Republic of Ireland

25.	Republic of Latvia

26.	Republic of Lithuania

27.	Republic of Malta

28.	Republic of Poland

29.	Republic of Slovenia

30.	Romania

31.	Slovakia (Slovak Republic)

32.	State of Japan

33.	Swiss Confederation

34.	United Kingdom of Great Britain and Northern Ireland

EXHIBIT A
[FORM OF ASSIGNMENT AND ASSUMPTION] ASSIGNMENT AND ASSUMPTION
Reference is made to the Five-Year Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

1.The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, subject to and in accordance with the terms set forth herein and the Credit Agreement, effective as of the Effective Date inserted by the Agent as contemplated below, the interests set forth below in (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Guarantees included in such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the representations and warranties made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of the Company, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

3.The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective

Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Article V thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the Assignor or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.15 thereof), including, if the Assignee is not already a Lender, a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI about the Company, its Subsidiaries and their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws, duly completed and executed by the Assignee, (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

4.From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

5.This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

6.THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Legal Name of Assignor:

Legal Name of Assignee:
[and is a Lender or an Affiliate/Approved Fund of [Identify Lender]]1

Assigned Interest:

Aggregate Amount of Commitments/Loans of all Lenders	Principal Amount of the Commitment/Loans Assigned2	Commitment/Loans Assigned as a Percentage of Aggregate Commitments/Loans of all Lenders3
$	$	%

Effective Date:_____________, 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

1    Select as applicable.
2 Must comply with the minimum assignment amounts set forth in Section 9.05(c)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

3 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders.

The terms set forth above are hereby agreed to:

[Name of Assignor],	[Consented to and]4 Accepted: JPMORGAN CHASE BANK,
as Assignor,	N.A., as Agent,
by:	by:
Name:	Name:
Title:	Title:

[Name of Assignor],	DOVER CORPORATION,
as Assignor,
by:	by:
Name:	Name:
Title:	Title:]5

4 To be included only if the consent of the Agent is required by Section 9.05(c) of the Credit Agreement.
5 To be included only if the consent of the Company is required by Section 9.05(c) of the Credit Agreement.

EXHIBIT B-1
[FORM OF BORROWING SUBSIDIARY AGREEMENT]

BORROWING SUBSIDIARY AGREEMENT dated as of
[ ], 20[ ] (this “Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [jurisdiction] [form of organization] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Agent.

Reference is made to the Five-Year Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowing Subsidiaries, and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary. Subject to Section 2.19 of the Credit Agreement, upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and a “Borrowing Subsidiary” and a “Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement. The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof.

[The New Borrowing Subsidiary represents and warrants that (a) the New Borrowing Subsidiary is subject, under the laws of the jurisdiction in which it is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement, the Credit Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the New Borrowing Subsidiary of this Agreement, the Credit Agreement and such other Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts, and (b) neither the New Borrowing Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution of judgment or otherwise) under the laws of the jurisdiction in which it is organized and existing in respect of its obligations under this Agreement, the Credit Agreement and such other Loan Documents.]1
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

1 Insert if the New Borrowing Subsidiary is a Subsidiary organized under the laws of a jurisdiction other than the United States of America (including each State thereof and the District of Columbia).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

DOVER CORPORATION
by:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],
by:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent
by:
Name:
Title:

EXHIBIT B-2
[FORM OF BORROWING SUBSIDIARY TERMINATION]
BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below c/o JPMorgan Chase Bank, N.A., as Administrative Agent 1111 Fannin, Floor 10
Houston, Texas 77002
Fax No. (713) 750-2878

[Date]

Ladies and Gentlemen:

The undersigned, Dover Corporation, a Delaware corporation (the “Company”), refers to the Five-Year Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [    ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been repaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

THIS INSTRUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Very truly yours,

DOVER CORPORATION
by:
Name:
Title:

EXHIBIT C

[Form of Opinion of Counsel for the Company]

Ivonne M. Cabrera
Senior Vice President, General Counsel and Secretary

November [ ], 2015

To each of the Lenders and
the Agent party to the
Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
383 Madison Avenue, Floor 24 New York, New York 10179

Re: Five-Year Credit Agreement dated as of November [ ], 2015, among Dover Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Five-Year Credit Agreement dated as of November [ ], 2015 (the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. This opinion is being rendered to you pursuant to Section 4.01(a)(i) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings attributed to them in the Credit Agreement.

The Company conducts substantially all of its business through its reporting business segments (the “Segments”). I am not the General Counsel of any of the Segments, but the Segments report to me quarterly on material litigation and/or contingencies and review other legal matters with me from time to time.

I have examined the Credit Agreement and the originals or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed relevant and necessary as the basis for the opinions set forth below.

In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

As to various questions of fact material to the opinions rendered herein, I have relied upon the statements and representations in the documents which I have examined. I have assumed the due execution and delivery, pursuant to due authorization, of the documents that I have examined by each party thereto other than the Company, that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, that each such document constitutes the valid and legally binding obligation of each such other party, enforceable against such party in accordance with its terms, and that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it. I have further assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

Based upon my examination, as described above, and subject to the assumptions and qualifications stated, I am of the opinion that:

1.The Company is a corporation incorporated and in good standing and has a legal corporate existence under the laws of the State of Delaware, and is duly qualified and in good standing in each other jurisdiction in the United States where the failure to be so qualified would have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole. The Company has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for any such licenses, authorizations, consents and approvals the failure to have which would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

2.The execution, delivery and performance by the Company of the Credit Agreement are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Credit Agreement has been duly executed and delivered by the Company.

3.The Credit Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.The execution, delivery and performance by the Company of the Credit Agreement, and the borrowings by the Company thereunder, will not (a) require the consent, approval or authorization of, or any registration, declaration or filing with, the State of New York or the United States of America, or any of their respective agencies, other than filing of a Current Report on Form 8-K and a copy of the Credit Agreement under the Securities Exchange Act of 1934, as amended, or (b) violate any statute or regulation of the State of New York or the United States of America applicable to the Company or its Subsidiaries listed on Annex 1 hereto.

5.The execution, delivery and performance by the Company of the Credit Agreement,

and the borrowings by the Company thereunder, will not contravene, or constitute a default under, or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries listed on Annex 1 hereto under (a) the certificate of incorporation or by-laws of the Company or (b) any agreement, judgment, injunction, order, decree or other instrument actually known to me and binding upon the Company or any of its Subsidiaries listed on Annex 1 hereto. Based on factual information provided by the Company, the Subsidiaries listed on Annex 1 hereto are all the Subsidiaries of the Company incorporated in any jurisdiction within the United States which fall within the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

6.To my knowledge, there is no action, suit or proceeding pending against or threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement.

7.Each of the Company’s corporate Subsidiaries listed on Annex 1 hereto is a corporation incorporated and in good standing under the laws of its jurisdiction of incorporation. Each of the Company’s corporate Subsidiaries listed on Annex 1 hereto has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for any such licenses, authorizations, consents and approvals the failure to have which would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

8.The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In giving the opinions expressed above, I express no opinion as to the enforceability of provisions indemnifying a party for its own wrongful or negligent acts or where the indemnification is contrary to public policy. I also wish to point out that the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

My opinion with respect to the enforceability of the Credit Agreement may be limited or otherwise affected by (a) applicable bankruptcy, reorganization, insolvency, liquidation, moratorium, fraudulent conveyance and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, good faith and fair dealing, (c) public policy and (d) concepts of comity.

For purposes of the opinions set forth in the first sentence of paragraph 1 above, I have relied solely on (i) a Certificate of the Secretary of State of the State of Delaware dated as of October [ ], 2015, (ii) a Certificate of the Secretary of State of the State of California dated as of October [ ], 2015, (iii) a Certificate of the Secretary of State of the State of Illinois dated as of October [ ], 2015, (iv) a Certificate of the Secretary of State of the State of Indiana dated as of October [ ], 2015, (v) a

Certificate of the Secretary of State of the State of New York dated as of October [ ], 2015, (vi) a Certificate of the Secretary of State of the State of Ohio dated as of October [ ], 2015, and (vii) a Certificate of the Secretary of State of the State of Colorado dated as of October [ ], 2015.

For purposes of the opinions set forth in the first sentence of paragraph 7 above, I have relied solely on [insert certificate descriptions]

My opinions above are limited to laws and regulations normally applicable to transactions of the type contemplated in the Credit Agreement and do not extend to licenses, permits and approvals necessary for the conduct of the business of the parties to the Credit Agreement.

I am admitted to practice in the State of New York. The opinions expressed above are limited to the internal laws of the State of New York and the General Corporation Law of the State of Delaware and not any administrative or judicial interpretations thereof, and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions set forth above are rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person or otherwise referred to in any report or document without my prior written consent, provided that a copy hereof may be furnished to your counsel and to any assignee that becomes a Lender after the date hereof.

This opinion letter speaks only as of the date hereof. I undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Very truly yours,

Ivonne M. Cabrera

ANNEX 1
SUBSIDIARIES

(As of December 31, 2014)

Subsidiary	Jurisdiction of Incorporation or Formation

Delaware Capital Formation, Inc.	Delaware
Delaware Capital Holdings, Inc.	Delaware
DFH Corporation	Delaware
Dover Energy, Inc.	Delaware
Dover Engineered Systems, Inc.	Delaware
Dover Europe, Inc.	Delaware
Dover Global Holdings, Inc.	Delaware
Dover Refrigeration & Food Equipment, Inc.	Delaware
Hill Phoenix, Inc.	Delaware
MARKEN-IMAJE Corporation	New Hampshire
Northern Lights (Nevada), Inc.	Nevada
Northern Lights Funding LP	Delaware
Revod Corporation	Delaware
US Synthetic Corporation	Delaware

EXHIBIT D
[Form of Borrowing Subsidiary Opinion]

[Letterhead of Counsel]
[ ], 20[ ]

To each of the Lenders and the Agent party to the
Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent
383 Madison Avenue
New York, New York 10179 Ladies and Gentlemen:
We have acted as special [SPECIFY JURISDICTION] counsel to each entity listed on Schedule I attached hereto (each, a “New Borrowing Subsidiary”) in connection with the following documents:

(a)Five-Year Credit Agreement dated as of November [ ], 2015 (the “Credit Agreement”), among Dover Corporation, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent; and

(b)the Borrowing Subsidiary Agreements dated as of [    ], 20[ ] (the “Borrowing Subsidiary Agreements”), among Dover Corporation, each New Borrowing Subsidiary and the Agent.

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the Borrowing Subsidiary Agreements and such other documents as we have deemed necessary for purposes of this opinion.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.
As to various questions of fact material to the opinions rendered herein, we have relied upon the statements and representations in the documents which we have examined. We have assumed the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto other than the New Borrowing Subsidiaries, that each such party has the full power, authority and legal right to enter into, and perform its obligations under, each such document to which it is a party, that each such document constitutes the valid and legally binding obligation of each such other party, enforceable against such party in accordance with its terms, and that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it. We have further assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, it is our opinion that:1

1.Each New Borrowing Subsidiary is a [INSERT ORGANIZATION TYPE] duly organized, validly existing and in good standing under the laws of [SPECIFY JURISDICTION]. The execution, delivery and performance by each New Borrowing Subsidiary of the Borrowing Subsidiary Agreement to which it is a party and of the Credit Agreement are within such New Borrowing Subsidiary’s [INSERT PER ORGANIZATION TYPE] powers and have been duly authorized by all necessary [INSERT AS APPLICABLE] action on the part of such New Borrowing Subsidiary. Each Borrowing Subsidiary Agreement has been duly executed and delivered by each New Borrowing Subsidiary that is party thereto and constitutes the legal, valid and binding obligation of such New Borrowing Subsidiary, enforceable against such New Borrowing Subsidiary in accordance with its terms.

2.The execution, delivery and performance of the Borrowing Subsidiary Agreements by the New Borrowing Subsidiaries will not violate (a) any law, statute, rule or regulation of [SPECIFY JURISDICTION] or any order of any governmental authority of [SPECIFY JURISDICTION] known to us or (b) the New Borrowing Subsidiaries’ Articles of Incorporation or Bylaws [OR INSERT EQUIVALENT UNDER LOCAL LAW].

3.No authorization, action, consent or approval of, registration or filing with or other action by any governmental authority of [SPECIFY JURISDICTION] is or will be required in connection with the execution, delivery and performance by the New Borrowing Subsidiaries of the Borrowing Subsidiary Agreements.

4.It is not necessary under the laws of [SPECIFY JURISDICTION] that the Agent, any Agent Designee or any Lender be a resident of, domiciled in or licensed, qualified or entitled to do business in [SPECIFY JURISDICTION] (a) by reason of the execution or performance of the Borrowing Subsidiary Agreements or (b) in order to enable any of them to enforce their respective rights and remedies under any Borrowing Subsidiary Agreements, and none of them is or will be deemed to be resident, domiciled, carrying on business or subject to taxation in [SPECIFY JURISDICTION] solely by reason of the execution, performance or enforcement of the Borrowing Subsidiary Agreements.

1 The form of the opinions that follow are applicable for New Borrowing Subsidiaries that are organized outside the United States, and wording may change as necessary or if part of best practice under local law. The form of the opinions for New Borrowing Subsidiaries that are organized in the United States to be substantially similar to the form of such opinions set forth in Exhibit D to the Credit Agreement, except that such opinions shall not include references to any subsidiaries thereof.

5.The New York governing law clauses set forth in such Borrowing Subsidiary Agreements are valid, binding and enforceable under the laws of [SPECIFY JURISDICTION].

6.Any judgment or award by the New York Courts in an action, suit or proceeding against any New Borrowing Subsidiary arising out of any of the Loan Documents to which it is party would be recognized and enforced in [SPECIFY JURISDICTION] and any political subdivision thereof, whether denominated in the currency of [SPECIFY JURISDICTION] or otherwise, and it would not be necessary to commence new proceedings in [SPECIFY JURISDICTION] other than a proceeding in which proof of such judgment or award is submitted.

7.No [SPECIFY JURISDICTION] ad valorem stamp duty, stamp duty reserve tax, registration tax or other tax, fee or charge is payable on the execution or enforceability of the Borrowing Subsidiary Agreements [that has not been paid].

8.No authorization, consent, approval, or filing with any court or governmental authority of [SPECIFY JURISDICTION] is required for the Agent to remit payments or the proceeds of enforcement actions taken under or made with respect to the [SPECIFY JURISDICTION] to other jurisdictions.

9.To our knowledge, there is no application or proceeding pending regarding the liquidation or dissolution of the New Borrowing Subsidiary.

We are admitted to practice in [SPECIFY JURISDICTION]. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of [SPECIFY JURISDICTION].

[Insert here qualifications, if any, to the above opinions, necessary or part of best practice under local law.]

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is rendered solely to you in connection with the above matter. Without our prior consent, it may not be relied upon for any other purpose or relied upon by or furnished to any other person other than your counsel, your successors and any person which becomes your assignee in accordance with the Credit Agreement.

This opinion letter speaks only as of the date hereof. We undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Very truly yours,

Schedule I
List of New Borrowing Subsidiaries

EXHIBIT E
[Form of Note]

PROMISSORY NOTE
New York, New York
[ ], 2015

For value received, [Dover Corporation, a Delaware corporation] [INSERT NAME OF BORROWING SUBSIDIARY, a corporation organized under the laws of [ ]] (the “Borrower”), promises to pay to the order of [ ] (the “Lender”) (a) the unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement referred to below, when and as due and payable under the terms of the Credit Agreement, and (b) interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the currencies and to the accounts specified in the Credit Agreement, in immediately available funds.

All Loans made by the Lender, and all repayments of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the promissory notes issued pursuant to the Five-Year Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, each Borrowing Subsidiary from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[DOVER CORPORATION]
[BORROWING SUBSIDIARY],

by:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

EXHIBIT F
[FORM OF ACCESSION AGREEMENT]

ACCESSION AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [ ] (the “Acceding Lender”), DOVER CORPORATION, a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., as Agent.

Reference is made to the Five-Year Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company has invited, and the Acceding Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The Acceding Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Acceding Lender, the Company and the Agent agree as follows:

SECTION 1. Accession to the Credit Agreement. (a) The Acceding Lender, as of the Effective Date (as defined below), hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b) The Commitment of the Acceding Lender shall equal the amount set forth opposite its signature hereto.

SECTION 2. Representations and Warranties, Agreements of Acceding Lender, etc. The Acceding Lender (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it will independently and without reliance upon the Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (f) agrees to deliver to the Agent an Administrative Questionnaire in which the Acceding Lender designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Acceding Lender’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and (g) if the Acceding Lender is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15 of the Credit Agreement.

SECTION 3. Effectiveness. Subject to Section 2.07(d) of the Credit Agreement, this Agreement shall become effective as of the date set forth above on the date (the “Effective Date”) that the Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of the Agent, the Company and the Acceding Lender.

SECTION 4. Counterparts. This Agreement may be executed in multiple counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Acceding Lender shall be given to it at the address set forth in its Administrative Questionnaire.

IN WITNESS WHEREOF, the Acceding Lender, the Company and the Agent have duly executed this Agreement as of the day and year first above written.

Commitment
$[    ]

[ACCEDING LENDER]

by:
Name:
Title:
Address:

DOVER CORPORATION,

by:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent,

by:
Name:
Title:

EXHIBIT G-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code (the “Code”), (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	,20[ ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code (the “Code”), (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-
U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,20[ ]

EXHIBIT G-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [ ], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN- E, as applicable, or (ii) an IRS Form W-8IMY, accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,20[ ]

EXHIBIT G-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, each Lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN- E, as applicable, or (ii) an IRS Form W-8IMY, accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	,20[ ]

EXHIBIT H

[FORM OF] BORROWING NOTICE

JPMorgan Chase Bank, N.A., as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: Rob Bryant

Copy to:

JPMorgan Chase Bank, N.A., as Administrative Agent
500 Stanton Christiana Road 3/Ops2
Neward, DE 19713

Attention: Sue Coplin

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November [ ], 2015, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dover Corp., the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes a Borrowing Request and the undersigned Borrower hereby requests a Borrowing under the Credit Agreement and specifies the following information with respect to such Borrowing:

(A)	Name of Borrower:
(B)	Tranche of Borrowing:
(C)	Currency and principal amount of Borrowings: 8
(D)	Date of Borrowing (which is a Business Day):
(E)	Type of Borrowing: 9
(F)	Interest Period and the last day thereof: 10
(G)	[Location and number of the Borrower's account to which proceeds of the requested Borrowing are to be disbursed: [NAME of BANK] (Account No.: )]
(H)	[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed: ] 11

    The Borrower hereby certifies that the conditions specified in paragraphs (a), (b) and (c) of Section 4.02 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Tranch One One Credit Exposure or Tranch Two Credit Exposure, as applicable, shall not exceed the maximum amount thereof specified in Section 2.01 of the Credit Agreement.

Very truly yours,

[NAME OF BORROWER],
by:
Name:
Title:

8    Must comply with Section 2.02(c) of the Credit Agreement.
9    Specify ABR Borrowing (US$ only) or LIBOR, EURIBOR, CDOR or STIBOR Borrowing.
10 Applicable to LIBOR, EURIBOR, CDOR and STIBOR Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, if agreed to by each Lender participating in the requested Borrowing, 12 months). Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
11 Specify only in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) of the Credit Agreement.